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                                                                      EXHIBIT 23



CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Analytical Surveys, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-53950, No. 33-59940 and No. 333-47365 on Form S-8 of Analytical Surveys, Inc. of our report dated December 6, 2002, relating to the consolidated balance sheets of Analytical Surveys, Inc. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 30, 2001, which report appears in the September 30, 2002 Annual Report on Form 10-K on Analytical Surveys, Inc.


KPMG LLP

Indianapolis, Indiana
December 16, 2002


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